UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2016

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Background

As previously disclosed, on April 13, 2016 (the “Petition Date”), Peabody Energy Corporation, a Delaware corporation (the “Company”) and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

In addition, as previously disclosed, on May 18, 2016, the Bankruptcy Court entered an order approving that certain Superpriority Secured Debtor-in-Possession Credit Agreement (as amended from time to time, the “DIP Credit Agreement”), dated April 18, 2016, between the Company, as borrower, Citibank, N.A., as administrative agent and the lender parties thereto on a final basis. Also as previously disclosed, on December 2, 2016, the Company filed a motion with the Bankruptcy Court seeking, among other things, authority to pay in full all amounts outstanding under the DIP Credit Agreement (the “DIP Obligations”) prior to the scheduled maturity date and confirmation of the Company’s continued use of cash collateral.

Termination of DIP Credit Agreement

On December 14, 2016, the Bankruptcy Court entered an order authorizing the early repayment of the DIP Obligations. On December 15, 2016, the Company repaid in full the DIP Obligations. Upon making this payment, the Company’s obligations under the DIP Credit Agreement were satisfied in full and the DIP Credit Agreement was terminated.

Descriptions of the terms and conditions of the DIP Credit Agreement are set forth in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 22, 2016, May 25, 2016, October 14, 2016, November 23, 2016 and December 14, 2016 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

December 15, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch
Title: Chief Legal Officer